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                               PART II. - EXHIBIT 11
                       CAVALIER HOMES, INC. AND SUBSIDIARIES
                     COMPUTATION OF NET INCOME PER COMMON SHARE


                                                                           Thirteen Weeks Ended
                                                                   ------------------------------------
                                                                      March 31,            April 2,
                                                                        2000                 1999
                                                                   ---------------      ---------------

   Net income (loss)                                               $   (8,637,000)      $     4,501,000
                                                                   ===============      ===============
 SHARES:
   Weighted average common shares outstanding (basic)                   17,770,809           18,733,889
   Dilutive effect if stock options and warrants were exercised              9,715              102,869
                                                                   ---------------      ---------------
   Weighted average common shares
       outstanding, assuming dilution (diluted)                         17,780,524           18,836,758
                                                                   ===============      ===============

   Basic net income (loss) per share                               $         (.49)      $           .24
                                                                   ===============      ===============
   Diluted net income (loss) per share                             $         (.49)      $           .24
                                                                   ===============      ===============


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